Exhibit 99.1

Nutrastar Announces Strong Second Quarter 2012 Results

Sales of Premium Consumer Products up 30.6%; Net Income Rises 25.6%

Harbin, China, August 13, 2012-- Nutrastar International Inc. (OTCBB: NUIN; "Nutrastar" or the "Company"), a leading producer and supplier of premium branded consumer products, including commercially cultivated Cordyceps Militaris (“Cordyceps”), functional health beverages and organic and specialty foods, today announced its results for the three months and six months ended June 30, 2012.

Financial Highlights for the Three Months Ended June 30, 2012

  Net revenue was $10.04 million, an increase of 30.6% from $7.68 million in the quarter ended June 30, 2011.

  Gross profit increased 27.2% to $7.56 million, up from $5.95 million in the comparable 2011 quarter, representing a gross margin of 75.4%.

  Net income was $4.90 million, up 25.6% from $3.90 million in Q2 2011.

  Basic and diluted EPS were $0.31 and $0.30, respectively, with 15.38 million basic shares and 16.52 million diluted shares outstanding.

Financial Highlights for the Six Months Ended June 30, 2012

  Net revenue was $16.90 million, an increase of 25.3% from $13.48 million in the six months ended June 30, 2011.

  Gross profit increased 21.9% to $12.65 million, up from $10.37 million in the comparable 2011 six month period, representing a gross margin of 74.8%.

  Net income was $7.85 million, up 13.6% from $6.91 million in the first six months of 2011.

  Basic and diluted EPS were $0.50 and $0.48, respectively, with 15.37 million basic shares and 16.51 million diluted shares outstanding.

Management Commentary

“We are quite pleased with our progress in the second quarter and first six months of 2012. While tough macroeconomic conditions remained steadfast, we continued to execute on our growth strategy and yield lucrative results,” Ms. Lianyun Han, CEO of Nutrastar, commented. “By focusing on growing our sales volume through existing distribution channels, we saw revenue from product sales reach $10.04 million in second quarter, up 30.6% year-over-year and $16.9 million in the first six months, up 25.3% year over year. Demand for both our core consumer product Cordyceps and functional health drinks stayed strong with second quarter sales up 23.8% and 76.8% from the comparable 2011 period, respectively. Moreover, net income rose 25.6% in the second quarter and 13.6% in the first six months, while gross margin came in at a robust 75.4%, good indications of a strong and growing business.”

Commenting on the company’s cash position, Ms. Han stated, “As noted in our filings with the Securities & Exchange Commission and verified by our independent auditor, we’ve had and continue to have an extremely solid balance sheet, comprised of very little debt and a substantial cash position. Amidst volatile financial markets and an uncertain future, our strong balance sheet and large cash position, roughly $3.90 per diluted share, puts us in a powerful position as a company and opens the doors of opportunity that might not otherwise be present. It’s important that we continue to manage this cash wisely and conservatively and use it towards growing the business organically and through acquisition if the right opportunities present themselves.”

Ms. Han added, “Looking ahead, in terms of production capacity, our Cordyceps expansion project is expected to stay on track throughout the rest of 2012 to meet our goal of 100 tons production capacity by end of year 2013, an increase of 14.9% from current levels. We are eagerly awaiting and excited for the completion of this final stage which will allow us to better meet growing demand of our Cordyceps-related consumer products and further strengthen our top and bottom line.”

Financial Position as of June 30, 2012

The Company had cash and cash equivalents totaling $64.47 million or $3.90 per diluted share, total assets of approximately $83.98 million or $5.08 per diluted share, working capital of $62.03 million or $3.76 per diluted share, and stockholders' equity of $79.78 million. Net cash generated from operating activities during the six months ended June 30, 2012 was $8.88 million up from $6.00 million in the comparable 2011 period.

Outlook for the Year Ending December 31, 2012

Based on management’s current expectations, it is still believed that revenue will be in the range of $40 million to $44 million, representing an approximate top line increase of 17% to 29% year over year.

Financial Results Conference Call

Nutrastar will host a conference call at 9:00 a.m. EST on Monday, August 13, 2012 to discuss the Company's second quarter 2012 results. Ms. Lianyun Han, Chief Executive Officer, and Mr. Robert Tick, Chief Financial Officer, will be hosting the call.

Investors are invited to participate on the live call by dialing +1 (877) 407- 0784 for domestic and +1 (201) 689-8560 for international. Please reference event ID: 398605.

For investors that would like to listen to the call via webcast, please log on to http://public.viavid.com/index.php?id=101375 approximately 5 minutes before the start of the call.

A replay of the call will be available for two (2) weeks following the call starting at 12:00 p.m. Noon ET on August 13, 2012 and ending at 11:59 p.m. ET on August 27, 2012. To list to the replay, investors can dial +1 (877) 870-5176 for domestic and +1 (858) 384-5517 for international. The pass code for the replay is: 398605.

For more information regarding Nutrastar’s financial performance during the quarter ended June 30, 2012, please refer to the Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on or about August 13, 2012.

About Nutrastar International Inc.

Nutrastar is a China based leading producer and supplier of premium branded consumer products including commercially cultivated Cordyceps Militaris, functional health beverages as well as specialty and organic foods. Cordyceps Militaris is one of the most highly regarded herbal nutrients in Traditional Chinese Medicine. The Company is headquartered in Harbin, capital of Heilongjiang Province, with 332 employees, including 21 in R&D, and 149 in sales and marketing. The products of Nutrastar are sold throughout China via a sales and distribution network that covers more than 10 provinces. More information may be found at http://www.nutrastarintl.com/ or e-mail: ir@nutrastarintl.com.

Make sure you are first to receive timely up-to-date information on Nutrastar. Sign up for Nutrastar's email news alert system today at: http://www.nutrastarintl.com/alerts

Safe Harbor Statement

This news release contains “forward-looking statements” relating to the business of Nutrastar International Inc., its subsidiaries and other affiliate companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Howard Gostfrand

American Capital Ventures

Tel: +1-305-918-7000

Email: info@amcapventures.com

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
NET REVENUE	$10,035,428	$7,683,291	$16,896,446	$13,479,533
Cost of goods sold	(2,472,094)	(1,736,616)	(4,250,662)	(3,106,416)
GROSS PROFIT	7,563,334	5,946,675	12,645,784	10,373,117
Selling expenses	(465,650)	(463,938)	(848,008)	(873,811)
General and administrative expenses	(664,538)	(814,091)	(1,329,243)	(1,335,417)
Income from operations	6,433,146	4,668,646	10,468,533	8,163,889
Other income (expenses):
Interest income	66,664	66,766	133,882	106,595
Foreign exchange differences	(13,571)	28,864	(11,167)	51,785
Change in fair value of warrants	144,788	436,934	140,759	829,125
Total other income	197,881	532,564	263,474	987,505
Income before income taxes	6,631,027	5,201,210	10,732,007	9,151,394
Provision for income taxes	(1,729,994)	(1,299,593)	(2,881,396)	(2,242,006)
NET INCOME	4,901,033	3,901,617	7,850,611	6,909,388
OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	(366,862)	714,722	(287,109)	1,226,731
COMPREHENSIVE INCOME	$4,534,171	$4,616,339	$7,563,502	$8,136,119
Earnings per share:
Basic	$0.31	$0.26	$0.50	$0.46
Diluted	$0.30	$0.24	$0.48	$0.42
Weighted average number of shares outstanding:
Basic	15,384,180	14,793,775	15,370,851	14,639,464
Diluted	16,517,699	16,394,902	16,513,952	16,309,911

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (AMOUNTS EXPRESSED IN US DOLLARS)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$64,470,406	$54,556,329
Restricted cash	-	4,170
Accounts receivable	88,929	82,516
Inventories	1,386,321	898,871
Prepayments and other receivables	279,548	1,194,466
Total current assets	66,225,204	56,736,352
OTHER ASSETS
Intangible assets, net	1,779,632	2,024,593
Property, plant and equipment, net	11,969,041	12,395,567
Construction in process	4,002,646	5,271,609

Total assets	$83,976,523	$76,428,121
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$-	$6,339
Other payables and accruals	1,215,143	1,064,045
Taxes payable	2,358,944	2,585,738
Due to a related party	149,592	80,648
Preferred stock dividend payable	467,020	529,851
Warrants liabilities	3,652	144,411
Total current liabilities	4,194,351	4,411,032
Total liabilities	4,194,351	4,411,032
COMMITMENTS AND CONTINGENCIES (Note 19)
STOCKHOLDERS' EQUITY
Preferred Stock, $0.001 par value, (1,000,000 shares authorized, 113,010 shares and 147,820 shares issued and outstanding, respectively; aggregate liquidation preference amount: $3,164,280 and $4,138,960, plus accrued but unpaid dividend of $482,934 and $529,851, at June 30, 2012 and December 31, 2011, respectively)	2,577,324	3,371,206
Common stock, $0.001 par value, 190,000,000 shares authorized 15,432,381 shares issued and 15,388,826 shares outstanding at June 30, 2012; 14,962,631 shares issued and 14,957,970 shares outstanding at December 31, 2011	15,433	14,963
Additional paid-in capital	18,383,361	17,180,280
Treasury stock, at cost, 43,555 shares and 4,661 shares of common stock as of June 30, 2012 and December 31, 2011	(78,767)	(9,553)
Statutory reserves	3,921,102	3,076,552
Retained earnings	50,034,261	43,167,074
Accumulated other comprehensive income	4,929,458	5,216,567
Total stockholders' equity	79,782,172	72,017,089

Total liabilities and stockholders' equity	$83,976,523	$76,428,121

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (AMOUNTS EXPRESSED IN US DOLLARS)

	For the Six Months Ended
	June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,850,611	$6,909,388
Adjustments to reconcile net income to cash provided by operating activities:
Change in fair value of warrants	(140,759)	(829,125)
Warrants and consultant restricted stock expense	-	41,526
Depreciation and amortization	618,482	546,552
Share-based compensation expense	207,964	181,571
(Increase) decrease in assets:
Accounts receivable	(6,744)	25,099
Inventories	(492,222)	(1,150,108)
Prepayments and other receivables	912,912	(828,948)
Increase (decrease) in liabilities:
Accounts payable	(6,332)	(112,813)
Other payables and accruals	155,434	44,378
Taxes payable	(217,584)	1,173,734
Net cash provided by operating activities	8,881,762	6,001,254

CASH FLOWS FROM INVESTING ACTIVITIES:
Refund of prepayments for cold studios	1,268,351	-
Purchase of property, plant and equipment and construction in progress	(15,926)	(1,950,448)
Net cash used in investing activities	1,252,425	(1,950,448)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of common stocks	(69,214)	-
Advance from related party	77,143	-
Decrease in restricted cash	4,170	92,815
Net cash provided by financing activities	12,099	92,815

Foreign currency translation adjustment	(232,209)	914,415

INCREASE IN CASH AND CASH EQUIVALENTS	9,914,077	5,058,036
CASH AND CASH EQUIVALENTS, at the beginning of the period	54,556,329	40,758,848

CASH AND CASH EQUIVALENTS, at the end of the period	$64,470,406	45,816,884

NON-CASH TRANSACTIONS
Preferred stock and dividend converted into common stock	$995,587	$1,123,305
Share-based payment – IR warrants	-	41,526
Preferred stock dividend payable	138,874	322,595
Share-based payment to officers and directors under equity incentive plan	207,964	181,571
SUPPLEMENTAL DISCLOSURE INFORMATION
Income taxes paid	$3,050,703	$1,167,463